Reference is made to the loan agreement, dated as of September 12, 2007 (as the same may have been amended, the "Loan Agreement"), among Pure Biofuels Corp., as Guarantor, Pure Biofuels Del Peru S.A.C. and Palma Industrial S.A.C., as Borrowers, and Plainfield Special Situations Master Fund Limited, as Lender and as Administrative Agent. All capitalized terms used herein without definition shall have the meanings given to such terms in the Loan Agreement.

     The Borrowers and the Guarantor hereby request that the Lender make a Loan to the Borrowers in the amount of approximately $818,000.00.

     The Lender will make such Loan to the Borrowers on the following terms and conditions:

     1. $648,000.00 of the Loan will be funded from the remaining unfunded portion of the Lender's Commitment (thus reducing such Commitment to $0.00) and the balance of such Loan will be funded from amount of the Interest Reserve (thereby reducing the amount of the Interest Reserve to $0.00).

     2. In consideration for the Lender making the Loan to the Borrowers pursuant to paragraph 1, the Guarantor and the Borrowers agree as follows:

          (a) The Guarantor and the Borrowers will execute and deliver, or cause to be executed and delivered, all such amendments and reaffirmations of the Loan Documents, opinions, other documents and instruments and take, or cause to be taken, all such other actions, as the Lender require in connection with the making of the Loan pursuant to paragraph 1.

          (b) The Guarantor will execute and deliver or cause to be executed and delivered, all such amendments and reaffirmations of the Convertible Note Documents, opinions, other documents and instruments and take, or cause to be taken, all such other actions (including, without limitation, a shareholders agreement to vote in favor of such designees at future shareholder meetings), as the Lender may require in order to reset the exercise price of the Warrants based on the Guarantor's common stock share price as of the close of business today.

          (c) The Guarantor will execute and deliver, or cause to be executed and delivered, all such agreements, opinions, other documents and instruments and take, or cause to be taken, all such other actions (including, without limitation, obtaining an agreement of its shareholders to vote in favor of such designees at future shareholder meetings), as Plainfield Peru 1 LLC and Plainfield Peru 2 LLC may require in order to (i) increase the number of Directors on the Board of Directors of the Guarantor that are their designees from 1 to either 2 or 3, at the sole discretion of Plainfield Peru 1 LLC and Plainfield Peru 2 LLC, (ii) cause Christopher Tewell to be elected the Chairman of the Board of Directors of the Guarantor and (iii) provide such designated Directors with certain blocking rights they may specify.

          (d) The Guarantors and the Borrowers jointly and severally covenant and agree to pay all costs and expenses (including, without limitation, legal fees) paid or incurred by the Lender in connection with the foregoing, within five (5) days following written notice from the Lender of the amount so incurred or paid by the Lender.

          (e) Any breach of the foregoing terms and conditions shall, at the election of the Lender, constitute an Event of Default.

     Please confirm your agreement to the foregoing by signing and returning this email to us.

                           PURE BIOFUELS DEL PERU S.A.C.
                             By:  /s/ Luis Goyzueta
                                  ---------------------------------------------
                                  Name:  Luis Goyzueta
                                  Title: Authorized Signatory


                           PALMA INDUSTRIAL S.A.C.
                             By:  /s/ Luis Goyzueta
                                  ---------------------------------------------
                                  Name:  Luis Goyzueta
                                  Title: Authorized Signatory


                           PURE BIOFUELS CORP.
                             By:   /s/ Luis Goyzueta
                                  ---------------------------------------------
                                  Name:  Luis Goyzueta
                                  Title: Chief Executive Officer and Director